Exhibit 4.2

SERIES B WARRANT AMENDMENT AGREEMENT

THIS SERIES B WARRANT AMENDMENT AGREEMENT (this “Agreement”), effective as of November 16, 2016 (the “Effective Date”), is entered into by and between Digital Ally, Inc., a Nevada corporation (the “Company”) and _________________________________ (the “Investor”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Securities Purchase Agreement and/or the Warrant (each, as hereinafter defined), as applicable.

WHEREAS, the Company issued to Investor that certain Series B Common Stock Purchase Warrant, dated July 22, 2015 (as amended pursuant to this Agreement, the “Warrant”) pursuant to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of July 16, 2015 by and among the Company, the Investor and each other purchaser identified on the signature pages thereto (the “Other Investors”);

WHEREAS, the Company and the Investor desire to reduce the Exercise Price as set forth in this Agreement; and

WHEREAS, the Company may enter into agreements with the Other Investors identical to this Agreement (other than with respect to the identity of the Investor) (the “Other Agreements”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by each party hereto as follows:

1.	Amendment to Section 3(b) of the Warrant. It is hereby agreed and understood that Section 3(b) of the Warrant shall be amended by deleting the term “Reserved” and replacing it with the following:

“(b) Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant, with the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.”

2.       No Other Amendments. Except as expressly amended and modified by this Agreement, the Warrant is and shall continue to be in full force and effect in accordance with the terms thereof and is hereby ratified and confirmed in all respects.

3.       Voluntary Adjustment Pursuant to Section 3(b) of the Warrant. Pursuant to Section 3(b) of the Warrant, the Exercise Price shall be reduced to $5.00 per share (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date hereof) solely during the period commencing on and including November 16, 2016 and ending, and including, November 30, 2016 (the “Voluntary Adjustment”). The Investor hereby consents to such Voluntary Adjustment.

4.       Exercise of Warrant. The Warrant Shares issuable upon any exercise of the Warrant, including, without limitation, any exercise using the Exercise Price after giving effect to the Voluntary Adjustment as set forth in Section 3 of this Agreement, shall continue to be freely tradable and shall not be required to bear any Securities Act or other restrictive legend. The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue unrestricted Warrant Shares, if any, that are freely tradable on the principal Trading Market on which the Common Stock then trades without restriction and not containing any restrictive legend without the need for any action by the Investor.

5.       Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the 1934 Act and attaching the form of this Agreement as an exhibit to such filing (including all attachments, schedules and exhibits thereto, the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, the Investor shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company shall not, and shall cause its officers, directors, employees, affiliates and agents, not to, provide the Investor with any material, nonpublic information regarding the Company from and after the filing of the 8-K Filing without the express written consent of the Investor. To the extent that the Company delivers any material, non-public information to the Investor without the Investor’s express prior written consent, the Company hereby covenants and agrees that the Investor shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent with respect to, or a duty to the to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent or not to trade on the basis of, such material, non-public information. The Company shall not disclose the name of the Investor in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

6.       Independent Nature of Investor’s Obligations and Rights. The obligations of the Investor under this Agreement or any other Transaction Document are several and not joint with the obligations of any Other Investor, and the Investor shall not be responsible in any way for the performance of the obligations of any Other Investor under any Transaction Document or Other Agreement. Nothing contained herein or in any Other Agreement or any other Transaction Document, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and Other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement, any Other Agreement or any other Transaction Document and the Company acknowledges that the Investor and the Other Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement, any Other Agreement and any other Transaction Document. The Company and the Investor confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, any Other Agreement or out of any other Transaction Documents, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.

7.       No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.       Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

9.       No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.       Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

11.       Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

12.       Amendments. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor.

13.       Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14.       Notice. Whenever notice is required to be given under this Agreement, unless otherwise provided herein, such notice shall be given in accordance with the terms of the Securities Purchase Agreement.

15.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns in accordance with the terms of the Securities Purchase Agreement.

16.       Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CONSENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

17.       Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any consent, release, amendment, settlement or waiver relating to the terms, conditions and transactions contemplated hereby (each an “Amendment Document”), is or will be more favorable to such Person than those of the Investor and this Agreement. If, and whenever on or after the date hereof, the Company enters into an Amendment Document, then (i) the Company shall provide written notice thereof to the Investor immediately following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Investor or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Investor shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Amendment Document, provided that upon written notice to the Company at any time the Investor may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Investor as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Investor. The provisions of this Section 17 shall apply similarly and equally to each Amendment Document.

IN WITNESS WHEREOF, the parties hereto have caused this Series B Warrant Amendment Agreement to be duly executed as of the Effective Date.

COMPANY:

DIGITAL ALLY, INC.

By:
Name:	Stanton E. Ross
Its:	President and Chief Executive Officer

INVESTOR:

By:
Name:
Its: